EXHIBIT 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This agreement (“Agreement”), dated as of November 7, 2006, is made by and between Stephen J. Hemsley (“Executive”) and UnitedHealth Group Incorporated (“UnitedHealth Group” or the “Company”). The “Effective Date” of this Agreement is as set forth in Section 6(k). Unless the context otherwise requires, when used in this Agreement all references to “UnitedHealth Group” include any entity affiliated with UnitedHealth Group.

WHEREAS, Executive was unanimously selected by the Board of Directors of the Company (“Board”) to serve as the President and Chief Executive Officer of the Company;

WHEREAS, the decision to employ Executive as the President and Chief Executive Officer of the Company is consistent with the Company’s succession plan, fully considered by the Board;

WHEREAS, the Company desires Executive to serve, and Executive desires to serve, as the President and Chief Executive Officer of the Company;

WHEREAS, the Company desires to retain long-term leadership with the Executive;

WHEREAS, the Executive was employed by the Company prior to the Effective Date pursuant to an employment agreement dated as of October 13, 1999, as supplement by a letter dated February 13, 2001, and an amendment effective as of August 5, 2005 (as so supplemented and amended, the “Prior Agreement”), and the Company and Executive wish to replace the Prior Agreement with the terms set forth in this Agreement;

WHEREAS, the Company has determined that the terms agreed upon by the parties and set forth in this Agreement are reasonable and appropriate and will assist in accomplishing the Company’s near and long-term leadership goals; and

WHEREAS, in exchange for the consideration set forth in this Agreement, Executive is willing to give the Company, under certain circumstances, his covenant not to compete, to protect UnitedHealth Group’s knowledge, expertise, customer and provider relationships, and the confidential information UnitedHealth Group has developed about its customers, providers, products, operations, and services;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

1. Employment. UnitedHealth Group agrees to employ Executive, and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the fourth annual anniversary of the Effective Date (the “Employment Period”), unless sooner terminated in accordance with the terms of this Agreement. The Employment Period shall automatically be extended for successive additional one-year periods unless either party to this Agreement provides the other party with notice of termination of this Agreement at least sixty (60) days prior to the expiration of the original four-year period or any one-year period thereafter.

2. Position and Duties. UnitedHealth Group hereby employs Executive as the President and Chief Executive Officer of UnitedHealth Group. Executive shall, during the term of his employment hereunder and subject to the supervision and control of the Board, perform such duties, have such power, and exercise such supervision and control with regard to the business of UnitedHealth Group as are commonly associated with or appropriate to the offices of the President and Chief Executive Officer. Executive shall report to the Board. Executive accepts such employment on the terms and conditions set forth in this Agreement and, except as specifically superseded by this Agreement, subject to all of UnitedHealth Group’s policies and procedures, as changed from time-to-time, in regard to its employees generally. During the period of his employment, the Board shall nominate Executive as a director for election by the stockholders of the Company to the Board.

3. Compensation.

(a) Base Salary. Executive shall be paid a base annual salary in the amount of $1,300,000 payable bi-weekly in accordance with UnitedHealth Group’s then current payroll practices, less all applicable withholdings and deductions. From time to time the Company’s Compensation and Human Resources Committee (the “Committee”) shall review Executive’s performance and may increase (but not decrease) Executive’s base salary in the Committee’s sole discretion.

(b) Bonus and Other Incentive Arrangements. During the Employment Period, Executive shall be eligible for an annual cash bonus payment, equity awards, and long-term incentive compensation payments, to the extent and in such amount, if any, as recommended by the Committee of the Board. Any such bonus payments, equity awards or other payment shall be payable in such form and manner as may be determined by the Company.

(c) Employee Benefits. Executive shall be eligible to participate in UnitedHealth Group’s other employee benefit plans, fringe benefit arrangements and perquisites, including without limitation, any life, health, dental, short-term and long-term disability insurance coverage and any retirement or savings plans, in accordance with the terms and conditions of those plans and on a basis consistent with that customarily provided for other employees of a similar level within UnitedHealth Group.

(d) Supplemental Employee Retirement Plan. The parties previously entered into a supplemental retirement benefit plan, which is being amended and shall be attached hereto, as amended, as Exhibit A (“SERP”), the terms and conditions of which are incorporated herein by reference.

(e) Vacation and Illness. Executive shall be entitled to paid vacation and sick leave benefits each year in accordance with UnitedHealth Group’s then-current policies and on a basis consistent with that customarily provided other employees of a similar level of UnitedHealth Group.

(f) Stock Options. Stock options previously granted to Executive shall continue to vest in accordance with their terms, as set forth in the applicable agreements, plans and other documents evidencing and governing such options, subject to amendments thereto, including, without limitation, any amendments to the exercise price thereof as may be agreed upon from time to time by Executive and UnitedHealth Group. In no event will the vesting, exercise or other terms and conditions of any stock options previously granted to Executive be enhanced, changed, reduced or otherwise modified in any manner whatsoever as a result of the terms and conditions of this Agreement. The parties hereby agree to the incorporation by reference of any governing provisions from the Prior Agreement and any applicable stock option certificates, but solely to the extent necessary to accomplish the intent of the foregoing sentence.

4. Term and Termination.

(a) Term. This Agreement shall continue in full force and effect during the Employment Period and may be terminated as set forth in Section 1 or as otherwise set forth below.

(b) Termination of Agreement.

(i) This Agreement and Executive’s employment hereunder may be terminated at any time by the mutual written agreement of the parties.

(ii) From and after the first anniversary of this Agreement, this Agreement and Executive’s employment may be terminated by UnitedHealth Group for any reason without Cause and at any time upon 90 days’ prior written notice to Executive.

(iii) Executive may resign his employment and terminate this Agreement without Good Reason (as defined below) upon 90 days’ prior written notice to UnitedHealth Group.

(iv) This Agreement and Executive’s employment shall automatically terminate upon the death or permanent disability (as determined under the Company’s group disability plan) of Executive.

(v) This Agreement and Executive’s employment may be terminated by UnitedHealth Group for Cause (as defined below) immediately upon written notice to Executive.

(vi) This Agreement and Executive’s employment may be terminated by Executive for Good Reason upon 90 days’ prior written notice from Executive to UnitedHealth Group specifying such Good Reason, provided that such notice is given within 120 days after the initial occurrence of such Good Reason, and provided further that the events giving rise to Good Reason shall not have been remedied as of the date of such notice.

(c) Termination of Employment by UnitedHealth Group for Cause. If Executive’s employment with UnitedHealth Group is terminated by UnitedHealth Group for Cause then, upon termination of the Executive’s employment, Executive shall be entitled to no further compensation or payments from the Company other than earned but unpaid salary and benefits.

(d) Termination of Employment by UnitedHealth Group without Cause. If Executive’s employment with UnitedHealth Group is terminated by UnitedHealth Group without Cause other than upon the expiration of the then current original four-year period or any subsequent one-year period as described in Section 1, as applicable, then, upon termination of Executive’s employment as severance and in lieu of any other compensation, Executive shall continue to receive, at the times otherwise payable hereunder, the annual base salary for the longer of (i) the remainder of the Employment Period and (ii) twelve months. Notwithstanding the foregoing, if UnitedHealth Group determines that Executive’s payments under this Section are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payments shall be delayed six months and one day after Executive’s separation from service (to the extent necessary to comply with Section 409A). The first cash payment made following such delay shall include a lump sum of all prior missed payments.

(e) Termination of Employment by Executive (other than Good Reason or retirement). If Executive’s employment with UnitedHealth Group is terminated by Executive without Good Reason and other than by retirement, then, upon termination of Executive’s employment, Executive shall be entitled to no further compensation or payments from the Company other than earned but unpaid salary and benefits.

(f) Termination of Employment in the Event of Death. If Executive’s employment with UnitedHealth Group is terminated due to the death of Executive then, upon termination of Executive’s employment, Executive (and his estate, beneficiaries and any other person claiming through him) shall be entitled to compensation from the Company, in addition to earned but unpaid salary and benefits, in an amount equal to two years’ total compensation of base salary plus the average of the bonus paid or payable to Executive for the two most recent calendar years (excluding any special or one-time bonus or incentive compensation payments), less all applicable withholdings or deductions, payable in a lump sum on the date of such termination of employment.

(g) Termination of Employment in the Event of Disability. If Executive’s employment with UnitedHealth Group is terminated due to the permanent disability of Executive then, upon termination of Executive’s employment, Executive shall be entitled in addition to compensation or payments from the Company to earned but unpaid salary and benefits, in an amount equal to two years’ total compensation of base salary plus the average of the bonus paid or payable to Executive for the two most recent calendar years (excluding any special or one-time bonus or incentive compensation payments), less all applicable withholdings or deductions, payable in a lump sum on the date of such termination of employment. Notwithstanding the foregoing, if UnitedHealth Group determines that Executive’s payments under this Section are subject to Section 409A of the Code, such payments shall be delayed six months and one day after Executive’s separation from service (to the extent necessary to comply with Section 409A). The first cash payment made following such delay shall include a lump sum of all prior missed payments.

(h) Termination of Employment for Retirement. If Executive’s employment with UnitedHealth Group is terminated by Executive by reason of retirement or upon expiration of the Employment Period, then, upon termination of Executive’s employment, Executive shall be entitled to no further compensation or payments from the Company other than earned but unpaid salary and benefits.

(i) Termination of Employment by Executive for Good Reason. If Executive’s employment with UnitedHealth Group is terminated by Executive for Good Reason, then, upon termination of Executive’s employment as severance and in lieu of any other compensation, Executive shall continue to receive, at the times otherwise payable hereunder, the annual base salary for the longer of (i) the remainder of the Employment Period and (ii) twelve months. Notwithstanding the foregoing, if UnitedHealth Group determines that Executive’s payments under this Section are subject to Section 409A of the Code, such payments shall be delayed six months and one day after Executive’s separation from service (to the extent necessary to comply with Section 409A). The first cash payment made following such delay shall include a lump sum of all prior missed payments.

(j) Cause. For purposes of this Agreement, “Cause” means (A) the willful and continued failure by Executive substantially to perform his duties hereunder (other than any such failure resulting from his disability or from termination by Executive for Good Reason), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which Executive has not substantially performed his duties, and Executive has not remedied such failure within a reasonable time after receipt of such written notice; (B) a violation of UnitedHealth Group’s Code of Conduct that is materially detrimental to UnitedHealth Group and that Executive has not remedied within a reasonable time after receipt of a written notice from UnitedHealth Group that specifically identifies such violations; (C) the conviction of Executive of, or a plea of nolo contendere with respect to, a felony; (D) engaging by Executive in fraud, material dishonesty or gross misconduct in connection with the business of the Company; or (E) any other willful and material breach of this Agreement by Executive that Executive has not remedied within a reasonable time after receipt of a written notice from UnitedHealth Group that specifically identifies such breach. For purposes of this paragraph, no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of UnitedHealth Group.

(k) Good Reason. For purposes of this Agreement, “Good Reason” means (A) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 2 or any other action by UnitedHealth Group which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by UnitedHealth Group promptly after receipt of notice thereof given by Executive; (B) the failure by UnitedHealth Group to elect Executive to the position of the President and Chief Executive Officer or the failure by the Board to nominate the Executive to serve on the Board or any other action by UnitedHealth Group which results in the diminution of Executive’s position, authority, duties, or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by

Group promptly after receipt of notice thereof given by Executive; (C) any failure of UnitedHealth Group to pay base salary or incentive compensation as provided herein or to provide benefits in accordance with the Company’s plans, programs, policies and practices on the most favorable basis such plans programs, policies and practices were maintained and benefits are provided to Executive on the Effective Date; (D) UnitedHealth Group’s requiring Executive to be based at any office or location other than its principal executive offices at its current location in Minnetonka, Minnesota or within twenty-five miles of such current location, except for travel reasonably required in the performance of the Executive’s responsibilities; (E) any purported termination by UnitedHealth Group of Executive’s employment otherwise than as expressly permitted by this Agreement; or (F) any other material breach of this Agreement by UnitedHealth Group that is not remedied within a reasonable time after written notice from Executive to UnitedHealth Group that specifically identifies such breach.

(l) Upon Executive’s termination, he will resign from the Board and any committees thereof.

5. Property Rights, Confidentiality, Non-Solicit and Non-Compete Provisions.

(a) Property Rights.

(i) Executive shall promptly disclose to UnitedHealth Group in writing all inventions, discoveries, and works of authorship, whether or not patentable or copyrightable, which are conceived, made, discovered, written, or created by Executive alone or jointly with another person, group, or entity, whether during the normal hours of employment at UnitedHealth Group or on Executive’s own time, during the term of this Agreement. Executive assigns all rights to all such inventions and works of authorship to UnitedHealth Group. Executive shall give UnitedHealth Group any of the assistance it reasonably requires in order for UnitedHealth Group to perfect, protect and use its rights to inventions and works of authorship.

This provision shall not apply to an invention, discovery, or work of authorship for which no equipment, supplies, facility, or trade secret information of UnitedHealth Group was used and which was developed entirely on the Executive’s own time and which does not relate to the business of UnitedHealth Group, to UnitedHealth Group’s anticipated research or development, or does not result from any work performed by Executive for UnitedHealth Group.

(ii) Executive shall not remove any records, documents, or any other tangible items (excluding Executive’s personal property) from the premises of UnitedHealth Group in either original or duplicate form, except as is needed in the ordinary course of conducting business for UnitedHealth Group.

(iii) Executive shall immediately deliver to UnitedHealth Group, upon termination of employment with UnitedHealth Group, or at any other reasonable time upon UnitedHealth Group’s request, any property, records, documents, and other tangible items (excluding Executive’s personal property) in

Executive’s possession or control, including data incorporated in word processing, computer, and other data storage media, and all copies of such records, documents, and information, including all Confidential Information, as defined below.

(b) Confidential Information. During the course of his employment Executive will develop, become aware of and familiar with, accumulate and learn confidential proprietary and trade secret information regarding (among other things) UnitedHealth Group’s organization, strategies, business, and operations and UnitedHealth Group’s past, current, or potential customers, providers, and suppliers. Except to the extent required for Executive to perform his obligations to UnitedHealth Group, Executive shall not, both during Executive’s employment with UnitedHealth Group and thereafter, use any such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of Executive’s duties for UnitedHealth Group or as has been expressly permitted in writing by UnitedHealth Group. Provided, however, that the foregoing covenant shall not apply to any information possessed by Executive prior to his employment by UnitedHealth Group, or to any information which is in or has entered the public domain or has been disclosed within any industry segment in which UnitedHealth Group or any subsidiary or affiliated company of UnitedHealth Group operates by or pursuant to the authority of UnitedHealth Group or any subsidiary or affiliated company of UnitedHealth Group.

(c) Non-Competition. Executive acknowledges that by virtue of his employment with UnitedHealth Group, including under this Agreement, he (i) has and will become familiar with UnitedHealth Group’s Confidential Information concerning UnitedHealth Group and its business, and (ii) will develop, preserve, solidify and/or enhance goodwill and relationships with (among others) key customers and suppliers of UnitedHealth Group. Executive agrees that during his employment with UnitedHealth Group (both under this Agreement and thereafter) and for a period equal to the longer of (A) two (2) years immediately after Executive’s employment with UnitedHealth Group ends or (B) the period during which Executive is receiving severance payments pursuant to Section 4(d) or 4(i) (the “Restricted Period”), and regardless of how or why Executive’s employment ends, Executive shall not, directly or indirectly, as an employee, officer, partner, director or otherwise, solely on behalf of a company whose principal business is the managed healthcare business (a “Proscribed Company”), (i) assist such Proscribed Company in competing, against UnitedHealth Group or any of its subsidiaries in the United States in the managed healthcare business; (ii) assist such Proscribed Company in engaging, in the United States, in the managed healthcare business; (iii) own any interest in, or manage, control, or provide any executive, managerial, supervisory, sales, marketing or consulting services for, a Proscribed Company that competes against UnitedHealth Group, or any subsidiary thereof, in the managed healthcare business; provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded; and; provided, further, that this Section 5(c) shall not prevent Executive from being employed by, or working as a consultant to, or serving on the board of, or being an owner of or an investor in a private equity firm. Executive understands and acknowledges that UnitedHealth Group’s managed healthcare business and his duties and responsibilities encompass the entire United Sates and he agrees, in light of his executive-level position, duties and responsibilities, the Confidential Information he will have, and the goodwill and relationships he is being paid to develop on behalf of UnitedHealth Group, that the restrictions in this Section are reasonable.

(d) Non-Solicitation. Except as required in connection with Executive’s duties under this Agreement, Executive shall not, during the Restricted Period, and regardless of how or why Executive’s employment ends, directly or indirectly, solely on behalf of a Proscribed Company, (i) employ, solicit or recruit for employment or otherwise contract for, or assist a Proscribed Company in soliciting, recruiting, employing, or otherwise contracting for, the services of any person who was an employee of UnitedHealth Group (or any subsidiary thereof) at any time during the last four (4) months of Executive’s employment with UnitedHealth Group and who had provided executive, managerial, supervisory, sales, marketing or consulting services to UnitedHealth Group or any subsidiary, or (ii) induce, attempt to induce, or assist a Proscribed Company in inducing or attempting to induce, any customer, supplier, licensee, licensor or other business relation of UnitedHealth Group or any subsidiary to cease doing business with UnitedHealth Group or any subsidiary in the managed healthcare business, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and UnitedHealth Group or any subsidiary in the managed healthcare business, or (iii) provide, or attempt to provide, or assist a Proscribed Company in providing, goods or services to any such customer, supplier, licensee or other business relation of UnitedHealth Group in competition against UnitedHealth Group in the managed healthcare business; provided, that this Section 5(d) shall not prevent Executive from being employed by, or working as a consultant to, or serving on the board of, or being an owner of or an investor in a private equity firm. Executive acknowledges and agrees that the restrictions in this Section are reasonable.

6. Miscellaneous.

(a) Withholding. All payments hereunder shall be subject to deductions for customary withholdings, including, without limitation, federal, state and local withholding taxes and social security taxes.

(b) Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal and personal representatives, heirs, successors, and assigns, but may not be assigned by either party (except by operation of law upon death or disability of Executive and except that UnitedHealth Group may assign its obligations hereunder to a wholly owned subsidiary provided that such assignment shall not relieve UnitedHealth Group of its obligations under this Agreement) without the prior written consent of the other party. UnitedHealth Group will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that UnitedHealth Group is required to perform under this Agreement if no such succession had taken place. As used in this Agreement, “UnitedHealth Group” shall mean each and any successor to is business and/or assets aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(c) Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth below or at such other address as may have been furnished by proper notice.

UnitedHealth Group:	300 Opus Center
9900 Bren Road East
Minnetonka, MN 55343
Attn: General Counsel

Executive:	Stephen J. Hemsley
300 Opus Center
9900 Bren Road East
Minnetonka, MN 55343

(d) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended or modified only by a subsequent written amendment executed by the parties, subject to Section 6(i) hereof. On the Effective Date, this Agreement replaces and supersedes any and all prior employment or employment related agreements and understandings, including any letters or memos which may have been construed as agreements, between Executive and UnitedHealth Group or any of its subsidiaries and affiliated companies.

(e) Choice of Law. This Agreement shall be construed and interpreted under the applicable laws and decisions of the State of Minnesota.

(f) Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

(g) Adequacy of Consideration. Executive acknowledges and agrees that he has received, prior to or contemporaneously with the Effective Date, adequate consideration from UnitedHealth Group to enter into this Agreement.

(h) Dispute Resolution and Remedies. Any dispute arising between the parties relating to this Agreement or to Executive’s employment by UnitedHealth Group shall be resolved by binding arbitration held in the City of Minneapolis pursuant to the Rules of the American Arbitration Association, except as hereinafter expressly modified. If the disputing and responding parties are unable to agree upon a resolution within forty-five business days after the responding party’s receipt of written notice from the disputing party setting forth the nature of the dispute, within the following ten business days the disputing and responding parties shall select a mutually acceptable single arbitrator to resolve the dispute or if the parties fail or are unable to do so, each shall within the following ten business days select a single arbitrator, and the two so selected shall select a third arbitrator within the following ten business days. Such single arbitrator or, as the case may be, panel of three arbitrators acting by majority decision, shall resolve the dispute within sixty days after the date such arbitrator, or the last of them so selected, is selected, or as soon thereafter as practicable. If either party refuses or fails to select an arbitrator within the time therefor, the other party may do so on such refusing or failing party’s behalf. The arbitrators shall have no power to award any punitive or exemplary damages or may construe or interpret but shall not ignore or vary the terms of this Agreement and shall be bound by controlling law. Nothing herein, however, shall prevent UnitedHealth Group from filing suit in order to obtain injunctive relief, including temporary and preliminary relief, with respect to Executive’s obligations under Section 5 of this Agreement, and the parties acknowledge that Executive’s failure to comply with his obligations under Section 5 of this Agreement will cause immediate and irreparable injury to UnitedHealth Group. The party not prevailing in the proceeding and/or the litigation shall bear the costs and expenses thereof, including without limitation, the reasonable attorneys’ fees of the prevailing party. The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere, and any such action brought by UnitedHealth Group may be brought and pursued in the State or Federal courts for the State of Minnesota.

(i) Judicial Modification. If a court or other tribunal of competent jurisdiction determines that any of the provisions of this Agreement are illegal, void as against public policy or otherwise unenforceable, then such provisions shall be modified to the extent necessary to make such provisions enforceable and then enforced to the full extent permissible under the applicable law consistent to the maximum extent permissible with the intent of the parties hereto. Executive has reviewed this entire Agreement with his counsel, and Executive acknowledges and agrees that each of the provisions contained in this Agreement is reasonable and should be fully enforceable.

(j) Survival. The provisions of Sections 3(d), 4(d), 5 and 6 shall survive any termination of this Agreement. The existence of any claim or cause of action by Executive against UnitedHealth Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by UnitedHealth Group of Executive’s obligations under Section 5 of this Agreement. The parties also agree that Executive’s obligations under Section 5 remain in effect regardless of any reason that his employment with UnitedHealth Group ends.

(k) Effective Date/Good Reason under Prior Agreement. Subject to the following sentence, the “Effective Date” of this Agreement shall be the earlier of (i) the first day that (A) the current Chief Executive Officer of the Company is no longer Chief Executive Officer, (B) the action of the Board on the date hereof appointing Executive to become President and Chief Executive Officer upon the position of Chief Executive Officer becoming vacant remains in full force and effect and unamended, and (C) there is no other impediment, by injunction or otherwise, that prevents Executive from assuming the positions of President and Chief Executive Officer of the Company or (ii) December 1, 2006. The parties hereto acknowledge and agree that, notwithstanding anything herein to the contrary: (x) the Prior Agreement shall remain in full force and effect until the Effective Date of this Agreement, upon which occasion the Prior Agreement shall terminate without further action of any party; and (y) if the Effective Date has occurred and the Executive is not the President and Chief Executive Officer of the Company, then Executive shall have the right to terminate his employment for Good Reason pursuant to the Section 4(k) of this Agreement upon sending a written notice to the Company but without the obligation to wait during any cure period after sending such written notice.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the date set forth below.

UnitedHealth Group Incorporated		Stephen J. Hemsley

By:	/s/ Richard T. Burke	/s/ Stephen J. Hemsley
Date:	November 7, 2006	Date: November 7, 2006

Exhibit A

Agreement for Supplemental Executive Retirement Pay, effective April 1, 2004, between UnitedHealth Group Incorporated and Stephen J. Hemsley (incorporated by reference to Exhibit 10(b) to UnitedHealth Group Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)

AMENDMENT TO AGREEMENT FOR SUPPLEMENTAL EXECUTIVE RETIREMENT PAY

This Amendment, effective as of November 7, 2006, is made by and between Stephen J. Hemsley (“Executive”) and UnitedHealth Group Incorporated, a Minnesota corporation (“UnitedHealth Group”).

WITNESSETH:

WHEREAS, Executive is currently employed as President and Chief Operating Officer of UnitedHealth Group; and

WHEREAS, the Employment Agreement, originally effective October 13, 1999, between Executive and UnitedHealth Group (“Executive’s Employment Agreement”) provides that UnitedHealth Group will use its best efforts to establish and provide Executive a supplemental retirement benefit plan; and

WHEREAS, UnitedHealth Group and Executive have previously entered into an Agreement for Supplemental Executive Retirement Pay, dated April 1, 2004 (the “SERP”), which satisfies the requirement in Executive’s Employment Agreement for UnitedHealth Group to provide Executive a supplemental retirement benefit plan; and

WHEREAS, UnitedHealth Group and Executive wish to discontinue further accruals to Executive’s supplemental retirement benefit and fix the amount of Executive’s supplemental retirement benefit under the SERP to the amount payable under the SERP as of May 1, 2006; and

WHEREAS, UnitedHealth Group and Executive wish to amend and restate the SERP to comply with Section 409A of the Internal Revenue Code (the “Code”).

NOW, THEREFORE, based on the foregoing and the mutual promises which follow, the parties hereto agree as follows:

1. SUPPLEMENTAL RETIREMENT BENEFIT. The parties hereto hereby agree that the amount of the supplemental retirement benefit payable under the SERP shall be fixed at the amount payable under the SERP as of May 1, 2006 as if Executive’s employment with UnitedHealth Group terminated as of such date. Further the parties hereto agree that the supplemental retirement benefit payable under the SERP based on the provisions of Section 1 of the SERP and the assumptions in the preceding sentence is Ten Million Seven Hundred Three Thousand Two Hundred Twenty Nine and 00/100 Dollars ($10,703,229.00). Accordingly, Section 1.3 of the SERP is hereby amended to read in full as follows:

1.3 Amount of Benefit. The amount of the lump sum amount payable to Executive under this Agreement shall be equal to Ten Million Seven Hundred Three Thousand Two Hundred Twenty Nine and 00/100 Dollars ($10,703,229.00).

2. SECTION 409A COMPLIANCE. Since the SERP was entered into by the parties hereto, Section 409A of the Code was enacted. The parties desire to amend the SERP to comply with Section 409A of the Code. Accordingly, the parties hereby amend the SERP to add the following new Section 1.6 to the SERP:

1.6 Section 409A Compliance. Notwithstanding any other provisions of this Agreement: (i) if Executive is a “specified employee” under Section 409A of the Code at the time of his separation from service from UnitedHealth Group and all affiliates, the supplemental retirement benefit to which Executive is entitled under Section 1.3 of the Agreement shall be paid within sixty (60) days following the date that is six (6) months and one (1) day following Executive’s separation from service; and (ii) payment shall only be delayed for purposes of maximizing UnitedHealth Group’s federal income tax deduction to the extent permitted under Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the date set forth below.

UNITEDHEALTH GROUP INCORPORATED		STEPHEN J. HEMSLEY

By	/s/ Richard T. Burke	/s/ Stephen J. Hemsley
Date	November 7, 2006	Date: November 7, 2006

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